UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2005

OHIO LEGACY CORP

(Exact name of registrant as specified in its charter)

OHIO	000-31673	34-1903890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 West Liberty Street, Wooster, Ohio	44691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (330) 263-1955

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In an effort to strengthen director independence, the Registrant’s Board of Directors will restructure its composition to ensure that a greater percentage of its directors are considered independent under the rules of the National Association of Securities Dealers. As part of the restructuring, the Registrant’s Board will be reduced to nine members with the departure, resignation or retirement of five current members and the nomination of a new, independent director. The Registrant’s board will continue to be comprised of three classes with three directors in each class. No reclassifications will be made as a result of the restructuring.

Messrs. William T. Baker, Randy G. Jones and Steven G. Pettit have indicated that they will tender their resignations to the Registrant’s Board of Directors immediately following the 2005 Annual Meeting of Shareholders, which is scheduled for April 28, 2005. The Registrant’s board will not fill the unexpired terms of the resigning directors. Each of them will continue to serve on the board of the Registrant’s subsidiary, Ohio Legacy Bank, N.A.

Mr. Thomas W. Schervish will not stand for reelection at the 2005 Annual Meeting, which is the end of his term.

Mr. Benjamin J. Mast has indicted his desire to retire from the Board of Directors of the Registrant immediately following the 2005 Annual Meeting, which is the end of his term. Mr. Melvin J. Yoder has been nominated by nonemployee directors of the Registrant to replace Mr. Mast on the boards of the Registrant and its subsidiary.

No changes to the composition of the board of the Registrant’s subsidiary are planned, except that Mr. Yoder will replace Mr. Mast due to Mr. Mast’s retirement. No changes are planned in the number of anticipated meetings, the content or conduct of those meetings or the relationship between the individual members of the two boards.

No disagreements on any matter relating to the Registrant’s operations, policies or practices have been communicated to the Registrant’s management or board by Messrs. Baker, Jones, Pettit, Schervish or Mast and each of the directors has indicated his support for the board restructuring.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO LEGACY CORP
(Registrant)

Date: March 15, 2005
/s/ ERIC S. NADEAU
Eric S. Nadeau
Chief Financial Officer and Treasurer